Exhibit 10.34

AMERICAN STANDARD COMPANIES INC. EXECUTIVE SAVINGS PLAN

1.	Purpose.

The purposes of the Plan are (i) to provide certain participants in the ESOP, Savings Plan and Pension Plan whose employer contributions under such Plans are limited by the operation of Section 401(a)(17) of the Code with an annual benefit, subject to certain limitations, to roughly reflect the equivalent value of lost ESOP, Savings Plan and Pension Plan contributions, and (ii) to provide additional credits to those persons selected to receive Transitional Contributions to compensate them, to the extent provided herein, for pension benefits lost or forgone by reason of entering into service with the Company and its Subsidiaries.

2.	Definitions.

(a) “Account” means, with respect to any Participant, the book entry account maintained by the Company for the benefit of such Participant, as described in Section 4 below.

(b) “Accrued Prior Employer Benefit” means, in respect of an Eligible Employee, the Lump Sum Value as of the date of determination of such person’s accrued vested benefits under those pension benefit plans of his or her prior employer taken into account in determining his or her Projected Prior Employer Benefit.

(c) “Beneficiary” means any person or persons, estate or trust designated in accordance with Section 7 below, to receive the amount payable under this Plan upon the death of a Participant.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended, or any subsequent income tax law of the United States. References to Code section shall be deemed to include all subsequent amendments of those sections or the corresponding provisions of any subsequent income tax law.

(f) “Committee” means the Management Development and Compensation Committee of the Board of Directors of the Company, as such committee may be constituted from time to time.

(g) “Company” means American Standard Companies Inc., a Delaware corporation, and any successor thereto.

(h) “Compensation” means with respect to any Eligible Employee for any given calendar year the sum of (i) such person’s compensation taken into account under the ESOP for such year, (ii) such person’s compensation taken into account under the SSP for such year and (iii) such person’s Eligible Compensation, if any, under this Plan for such year.

(i) “Disability” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is by reason of medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participants’ employer.

(j) “Effective Date” means January 1, 2006.

(k) “Eligible Compensation” means for any calendar year the Participant’s compensation as defined under the ESOP in excess of the amount of compensation permitted to be taken into account as of the first day of such calendar year under the SSP.

(l) “Eligible Employee” means any Eligible Officer, and with respect to the Transitional Benefit, any person participating in the Company’s Long Term Incentive Plan or any other management or key employee who shall be selected by the Committee to receive an award of a Transitional Benefit hereunder.

(m) “Eligible Officer” means any officer of the Company, other than the Vice President & Controller, the Vice President & Treasurer and the Vice President & General Auditor, elected to office on or after the Effective Date.

(n) “ESOP” means the American Standard Companies Inc. Employee Stock Ownership Plan, as in effect and as it may be amended from time to time (including any successor plan thereto).

(o) “ESOP Contributions” means, with respect to any Participant, an amount equal to the percentage of the employer basic contribution under the ESOP or such lesser percentage as the Plan Administrator may specify prior to the beginning of any calendar year, based on such factors as he or she shall determine) of the Participant’s Eligible Compensation.

(p) “Investment Officer” means the Company’s Vice President & Treasurer (or, if no such person is at any time fulfilling such title, the person performing the functions of the Treasurer).

(q) “Lump Sum Value” means, with respect to an Executive’s Employee’s Projected Prior Employer Benefit or Accrued Prior Employer Benefit, the actuarial lump sum value of the benefit that would be payable to an Eligible Employee at his or her Projected Retirement Date (or such earlier date as the Committee shall specify) using, where appropriate, the mortality table and interest rate then in use for purposes of determining lump sum payments (other than for small payments under IRS regulations) under the applicable prior employer’s pension plans or such other standard mortality table and interest rate as the Investment Officer may specify from time to time, based on such factors as such officer shall deem reasonable and appropriate.

(r) “Matching Contributions” means, in respect of any Participant, an amount equal to the maximum percentage of employer matching contributions under the Savings Plan (or such lesser percentage as the Plan Administrator may specify prior to the beginning of any calendar year, based on such factors as he or she shall determine) of the Participant’s Eligible Compensation.

(s) “Participant” means any Eligible Employee or former Eligible Employee with respect to whom an Account is being maintained.

(t) “Pension Plan” means the American Standard Pension Plan, as in effect and as it may be amended from time to (including any successor plan thereto)

(u) “Phantom Fund” means each mutual fund or other investment vehicle which shall be available to determine the hypothetical investment experience of a Participant’s Account under the Plan.

(v) “Plan” means the American Standard Companies Inc. Executive Savings Plan as in effect and as it may be amended from time to time (including any successor plan hereto).

(w) “Plan Administrator” means the Senior Vice President-Human Resources of the Company (or, if at any time, no one is serving in such title, the person who is then performing the duties of such position).

(x) “Projected Company Benefit” means, in respect of an Eligible Employee, the value expected to be derived, at such individual’s Projected Retirement Age, from employer contributions or credits to a notional account other than by reason of any elective deferral of the Eligible Employee’s compensation, in each case, as is projected to be earned by the Eligible Employee under all plans (whether or not qualified under Section 401(a) of the Code) maintained by the Company and/or any of its Subsidiaries, including, without limitation, the Plan, the SSP, the Pension Plan, the Savings Plan and the ESOP, based on (i) the service such Eligible Employee would complete if he remained in the employ of the Company or a Subsidiary until his or her Projected Retirement Age, (ii) the Compensation such Eligible Employee is expected to earn over such working career, which shall be determined using an assumption of 6% per year annual compensation increase or such other assumption as the Committee shall determine based on such factors as it shall deem appropriate and (iii) assuming that such contributions or credits are increased by earnings from the date made or credited to the Projected Retirement Age (or such earlier date as the Committee shall determine) based on an assumed fixed rate of return of 8%, compounded annually, or such other rate established by the Investment Officer from time to time based on such factors or assumptions that such individual shall determine to be appropriate under the circumstances. Notwithstanding the foregoing, if the Committee believes that it would be warranted by the circumstances, the Committee may reduce the amount taken into account as the Projected Company Benefit, or include in the calculation of such amount only some, but not all, of the benefits projected to be accrued under the plans (or may exclude all benefits provided under one or more plans) maintained by the Company and/or any of its Subsidiaries.

(y) “Projected Prior Employer Benefit” mean, with respect to any Eligible Employee, the Lump Sum Value as of the date of determination of the benefit that would have been payable to such person pursuant to the terms of such prior employer’s retirement benefit plans designated by the Committee, assuming that such person continued in service with such prior employer until his or her Projected Retirement Age (or such earlier age as the Committee shall specify) and that his or her eligible compensation under such prior employer plans increased at a rate determined by the Committee using such factors as it deems appropriate. To the extent the Projected Prior Employer Benefit includes a defined contribution plan benefit, projected future contributions to such plan shall be assumed to earn the same rate of return utilized in Section 2(x) (iii).

(z) “Projected Retirement Age” means, with respect to any Eligible Employee, age 65 or such lesser age as the Committee shall otherwise specify based on such factors as it shall determine to be appropriate under the circumstances.

(aa) “Savings Plan” means the Savings Plan of American Standard Inc. and Participating Subsidiary Companies, as in effect and as it may be amended from time to time (including any successor plan thereto).

(bb) “Service” shall have the meaning ascribed to such term in the ESOP.

(cc) “Shortfall Amount” means, with respect to any Eligible Employee, the excess of (1) such person’s Projected Prior Employer Benefit over (2) the sum of (i) such person’s Accrued Prior Employer Benefit and (ii) such person’s Projected Company Benefit. Notwithstanding the foregoing, at the time of any award of a Transitional Benefit, the Committee may establish an Eligible Employee’s Shortfall Amount as an amount which is less than the amount derived pursuant to the formula specified in the immediately preceding sentence.

(dd) “SSP” means the American Standard Companies Inc. Supplemental Savings Plan, as in effect and as may be amended from time to time (including any successor plan thereto).

(ee) “Subsidiary” means a corporation, the majority of the voting stock of which is owned directly or indirectly by the Company, or any other entity designated by the Plan Administrator, in which the Company has a controlling equity interest.

(ff) “Transitional Benefit” shall mean a benefit intended to compensate an Eligible Employee for all or a portion of his or her Shortfall Amount through the crediting of Transitional Contributions to such person’s Account for such number of years (or such other period) as the Committee shall determine at the time a Transitional Benefit is approved.

(gg) “Transitional Contributions” means a credit to an Eligible Employee’s Account for such percentage of the Eligible Employee’s Compensation (or for such dollar amount) as the Committee shall determine at the time it selects such Eligible Employee to receive a Transitional Benefit to compensate such Eligible Employee for all or a portion of his or her Shortfall Amount, using the same assumptions regarding rate of return and compensation increases used to compute such individual’s Projected Company Benefit. Unless otherwise specified by the Committee at any time, Transitional Contributions shall only continue during an Eligible Employee’s employment with the Company and/or a Subsidiary and shall be subject to such terms and conditions that the Committee shall impose.

(hh) “Valuation Date” means the last day of any calendar year (or such other date or dates as the Plan Administrator may specify from time to time).

3.	Contributions.

(a) Generally. There are two types of credits that will be made to the Account of each Eligible Officer under the Plan: ESOP Contributions and Matching Contributions. The amount credited hereunder to an Eligible Officer in respect of each such type of contribution will be determined by the Plan Administrator in accordance with the terms of the Plan, including the power of the Plan Administrator to make adjustments to the amount of such contributions in respect of future calendar years. Solely to the extent authorized by the Committee, there may also be credited to the Account of any Eligible Employee selected by the Committee to receive a Transitional Benefit, Transitional Contributions in such amount and for such period as the Committee shall specify at the time the Transitional Benefit is awarded. The determination of the Committee as to the scope of any Transitional Benefit and the amount and duration of any Transitional Contributions shall be final, binding and conclusive on all parties, including the Participant, the Company, and any Beneficiary claiming any rights in respect of a Participant.

(b) ESOP and Matching Contributions. The Company shall make ESOP Contributions and Matching Contribution on behalf of each Eligible Officer. ESOP Contributions and Matching Contributions shall be credited to each Participant’s Account as of the Valuation Date with respect to which such contributions are accrued.

(c) Transitional Contributions. The Company shall make such Transitional Contributions as shall have been specified by the Committee in respect of those Participants to whom the Committee shall have awarded a Transitional Benefit. Transitional Contributions shall be made as soon as administratively practical following the Valuation Date as of which they are to be credited (or at such other time or times as the Plan Administrator shall specify from time to time).

4.	Participant Accounts and Allocations.

(a) Accounts. The Company shall establish and maintain an Account for each Participant and shall make additions to and subtractions from such Account as provided in this Section 4. The Company shall keep a separate sub account under the Participant’s Account for any Transitional Contributions made on behalf of a Participant to record the amount of such Transitional Contributions and any investment experience thereon. At the times provided in Section 3(b) and 3(c) above, each Eligible Officer’s Account shall be credited with ESOP Contributions and Matching Contributions and each Participant’s Account shall be credited with any Transitional Contributions to which he or she is entitled.

(b) Designation of Phantom Investment Funds. The Investment Officer shall select one or more Phantom Funds which shall be used to determine the hypothetical investment experience of Participants’ Accounts under the Plan. Initially such Phantom Funds shall consist of a money market or fixed interest rate fund, a U.S. bond fund, a large cap U.S. equity fund, a medium or small cap U.S. equity fund and an international equity fund. The Investment Officer may adjust the Phantom Funds offered as deemed appropriate from time to time. Each Participant shall from time to time designate on a form approved by the Plan Administrator the Phantom Fund or Funds that shall determine the investment experience with respect to such Participant’s Account; provided, however, that the Plan Administrator may require that the Participant’s Account be credited or debited as though such Account were invested in the same Phantom Funds, and in the same percentages, as such Participant’s account balance attributable to elective contributions is invested from time to time under the Savings Plan. The Plan Administrator may, in its discretion, (i) establish minimum amounts (in terms of dollar amounts or a percentage of a Participant’s Account) which may be allocated to any Phantom Fund, (ii) establish rules regarding the time at which any such election (or any change in such election permitted under Section 4(c)) shall become effective, and (iii) permit different designations with respect to a Participant’s existing Account balance and amounts to be credited to such Account after the date the election form is filed with the Committee. If a Participant fails to make a valid election with respect to any portion of his Account (or if any such election ceases to be effective for any reason), such Participant shall be deemed to have elected to have his entire Account deemed invested in the Phantom Fund which the Investment Officer determines to be the default investment option under the Plan. Unless the Participant directs the deemed investment to another Phantom Fund or Funds, if the Investment Officer determines to eliminate one or more Phantom Funds as an available investment selection hereunder, the Investment Officer shall determine which Phantom Fund or Funds the portion of such Participant’s Account that was deemed invested in the eliminated Phantom Fund(s) shall be deemed invested.

(c) Change in Designation of Phantom Fund. Effective as of the first business day of any calendar year commencing more than 10 business days after the proper form is filed with the Plan Administrator (or at such other time or times as the Plan Administrator may permit from time to time), a Participant may change the Phantom Funds designated with respect to all or any portion of such Participant’s Account. Any such change shall comply with all rules applicable with respect to any initial designation of such Phantom Funds.

(d) Crediting of Phantom Investment Experience. As of the Valuation Date, each Participant’s Account shall be credited or debited, as the case may be, with an amount equal to the net investment gain or loss which such Participant would have realized had he or she actually invested in each Phantom Fund an amount equal to the portion of his Account designated as deemed invested in such Phantom Fund during that calendar year (or such other period as may have been established by the Plan Administrator).

(e) No Actual Investment. Notwithstanding anything else in this Section 4 to the contrary, no amount standing to the credit of any Participant’s Account shall be set aside or invested in any actual fund on behalf of such Participant; provided, however, that, nothing in this Section 4(e) shall be deemed to preclude the Company from making investments for its own account in any Phantom Funds (whether directly or through a grantor trust) to assist it in meeting its obligations to the Participants (or Beneficiaries) hereunder, which the Company shall do if, when and to the extent that the Investment Officer shall determine.

(f) Vesting of Accounts. A Participant’s right to any ESOP Contributions or Matching Contributions made on his or her behalf under Section 3(b) above, together with any earnings thereon, shall vest upon such Participant’s attainment of five years of Service with the Company or a Subsidiary. The Committee may establish a vesting schedule applicable to any Transitional Contributions at the time it awards any Transitional

Benefit. The schedule selected by the Committee may impose a continuing service requirement in respect of Transitional Contributions that is greater or less than that required in respect of ESOP Contributions and Matching Contributions, and may contain such other non-service related conditions (such as a covenant not to compete or not to solicit employees or customers) as the Committee shall specify. If the Committee does not specify a vesting schedule for Transitional Contributions, then such contributions shall vest immediately. Notwithstanding any vesting schedule applicable to a Participant’s Account or any other provision of this Section 4(f), a Participant shall be 100% vested with respect to all amounts credited to such Participant’s Account upon such Participant’s death or Disability or upon a Change of Control (as defined in the Company’s 2002 Omnibus Incentive Plan, or any successor thereto, as in effect from time to time).

(g) Forfeitures. Upon the termination of employment of a Participant who is not fully vested in his or her Account, the unvested portion of such Account shall be forfeited as of the date of such termination of employment. Amounts forfeited shall not be reallocated to other Participants. Notwithstanding the foregoing, forfeited balances in a Participant’s Account related to ESOP Contributions, Matching Contributions and shall be subject to restoration in accordance with the rules regarding restoration of forfeited account balances in the ESOP; any forfeited balances in a Participant’s Account related to Transitional Contributions shall not be restored unless the Committee determines, in its sole discretion, that restoration is appropriate under the facts and circumstances of a particular case.

(h) Statements of Accounts. A Participant may request a written statement of the value of his Account as of the last day of any Plan Year. Upon receipt of such request, the Plan Administrator shall furnish said statement as soon as practicable after the later of:

(i)	the date on which a request is received, or

(ii)	the next Valuation Date.

5.	Distribution of Accounts.

(a) Method and Time of Distributions. Upon a Participant’s termination of employment, the Plan Administrator shall determine the value of the Participant’s Account as of the Valuation Date coincident with or next succeeding the date of the Participant’s termination of employment, and shall cause the vested portion of such Participant’s

Account to be distributed in a lump sum 30 days after the date of such termination of employment, provided that, if the Participant is a “key employee” under section 416(i) of the Code for the relevant measurement period under Section 409A of the Code, any distribution in connection with the Participant’s termination of employment for any reason other than the Participant’s death or disability (as defined in such Section 409A) will be made six months after the date of such termination.

6.	Distribution on Death.

If a Participant shall die before payment of all amounts credited to such Participant’s Account has been completed, the total unpaid balance then credited to such Participant’s Account shall be paid to the Participant’s designated Beneficiary or Beneficiaries or to the Participant’s legal representative as provided in Section 7 in a single lump-sum payment thirty (30) days thereafter.

7.	Designation of Beneficiary.

Each Participant shall have the right to designate a Beneficiary (subject to such limitations as to the classes and number of Beneficiaries and contingent Beneficiaries and such other limitations as the Plan Administrator may from time to time prescribe) to receive, in the event of the death of the Participant, the amount which the Participant would have been entitled to receive pursuant to Section 5 above. No such designation shall be valid unless in writing and signed by the Participant, dated and filed with the Plan Administrator. A Participant may at any time revoke or change any designation of Beneficiary. Any such designation shall be controlling over any testamentary or other disposition. In the case of a failure of a designation or the death of a Beneficiary without a designated successor, distribution shall be made to the legal representative of the Participant’s estate.

8.	Administration of this Plan.

(a) Role of Committee. The Committee shall make all determinations with respect to an Eligible Employee’s eligibility for a Transitional Benefit, and the amount, duration and other conditions related to any Transitional Contributions; provided that, other than with respect to any Eligible Officer, the Committee may delegate such responsibility and authority to the Plan Administrator.

(b) Role of the Plan Administrator. The Plan Administrator shall be responsible for the administration of the Plan other than as provided in Section 8(a) and with respect to those functions related to the Phantom Funds expressly reserved to the Investment Officer. In addition to such functions and responsibilities specifically reserved to the Plan

Administrator under the Plan, the Plan Administrator shall have full power and authority, subject to the provisions of the Plan, to determine any and all questions as to eligibility to participate in the Plan, the amounts to be credited to a Participant’s Account(s), a Participant’s right to receive a distribution from the Plan, to interpret and carry out the terms of the Plan, and to exercise discretion where necessary or appropriate in the interpretation of the Plan. All decisions by the Plan Administrator shall be final, binding and conclusive on all affected parties. The Plan Administrator may adopt, amend, suspend, rescind or modify such rules, regulations, policies and practices as he or she considers desirable for the administration of this Plan, provided they do not conflict with this Plan. The Plan Administrator may hire such agents and consultants, including legal counsel, as the Plan Administrator shall determine to be necessary or appropriate to fulfill his or her duties hereunder or to assist the Committee in the fulfillment of its duties. The Plan Administrator may delegate responsibility with respect to the administration and operation of the Plan to other employees or a group of employees of the Company. All expenses of administering this Plan shall be paid by the Company. Claims made for benefits under the Plan shall be subject to the same claims and appeals procedures as the ESOP.

9.	Rights of Participants to Accounts.

Anything to the contrary notwithstanding, nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Amounts deemed invested under this Plan shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall, by virtue of the provisions of this Plan, have any interest in such funds. To the extent that any person acquires the right to receive payments from the Company under this plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company may establish a grantor trust to assist it in meeting its obligations hereunder, which grantor trust may be funded by the Company at such levels as the Investment Officer deems appropriate from time to time, provided, however, upon the occurrence of a Change of Control, the Company will immediately contribute to such grantor trust such amounts of cash or other liquid assets of readily ascertainable value (which shall not include employer stock) as is necessary to satisfy all claims for benefits under the Plan, on an assumed termination basis at such date.

10.	Amendment of this Plan.

The Board or the Committee may amend or terminate the Plan at any time and from time to time; provided that, no such amendment or termination shall impair the rights of a Participant with respect to amounts then credited to his or her Account under the Plan, and further provided, that no amendment or termination may be effected with respect to a Participant prior to the end of two years following a Change of Control, except with the written consent of such an affected Participant.

11.	Compliance.

The Plan Administrator shall impose such restrictions, limitations, rules and regulations as it may deem advisable in order to comply with the applicable federal securities laws, the requirements of the New York Stock Exchange or any other applicable stock exchange or automated quotation system, any applicable state securities laws, any provision of the Company or ASCI’s Certificate of Incorporation of Bylaws, or any other law, regulation, rule, or binding contract to which the Company or ASCI is subject. Notwithstanding anything else in the Plan, all deferrals hereunder are intended to comply with the applicable requirements of Section 409A of the Code. Notwithstanding anything else contained herein to the contrary, the Company shall not be in breach of its obligations hereunder, nor liable for any interest or other payments, if it fails to make any payment hereunder on the stated date on which such payment is due, so long as such payment is made not later than the last day of the calendar year in which it is otherwise due hereunder.

12.	No Right to Continued Employment.

Neither the establishment of this Plan nor any payment hereunder nor any action of the Company shall be held or construed to confer upon a Participant any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate a Participant’s employment at any time.

13.	Withholding.

The Company shall provide for the withholding of any taxes required to be withheld by federal, state or local law in respect of any contribution, payment or distribution made pursuant to this Plan.

14.	Inalienability of Accounts.

Except as otherwise required or permitted by law, the rights of a Participant in respect of his or her Account or to receive a distribution of the value of such Account payable pursuant to the Plan shall not be subject to assignment or alienation.

15.	Forfeiture of Benefits.

If the Committee determines that any Participant has, while or at any time after he ceased to be an employee of the Company or an Subsidiary, directly or indirectly engaged in any occupation in competition with, or has wrongfully disclosed trade secrets of or confidential information relating to, or has intentionally done any act materially harmful to the interests of, the Company or any Subsidiary, or otherwise committed any act, or omitted to take any action, in connection with such Participant’s service or status as an officer of the Company that resulted in a violation by such individual or the Company or any Subsidiary of any law, rule or regulation, including, without limitation, any Federal securities law, other than an unintentional and immaterial violation that is promptly rectified or which does not result in an material fine, sanction, penalty or other detriment to such individual, the Company or any Subsidiary, the Committee may in its sole discretion terminate or annul the payment of such benefit.

16.	Governing Law.

This Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, to the extent such laws are not superseded by ERISA or other federal law. The Plan is intended to be a nonqualified deferred compensation plan maintained for a select group of management or highly compensated individuals.

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